EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Company Contact:

Peter Rahmer Thomas A. Bologna

Trout Group Chairman & Chief Executive Officer

646-378-2973 323-224-3900

Response Genetics, Inc. Acquires Proprietary FDA-Cleared and Medicare-Reimbursed Test and All Associated Assets for Difficult to Diagnose Solid Tumors

-- Acquisition expected to complement and add material sales to Company’s Dx business --

LOS ANGELES, August 26, 2013 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced the acquisition of all of the key assets of Pathwork Diagnostics, including its FDA-cleared, Medicare-reimbursed test for the diagnosis of metastatic, poorly differentiated and undifferentiated cancer.

Terms of the deal include a $200,000 cash payment and issuance of 500,000 shares of Response Genetics common stock with a lock-up period through June 2014. The Company expects the deal to be accretive within its first full year of acquisition.

The acquired assets and associated test use a proprietary microarray platform and proprietary software to compare the expression of 2,000 genes in a patient's tumor with a panel of 15 known tumor types that represent 90% of all cancers. The test received FDA clearance in June 2010 and is the most published, extensively validated molecular diagnostic test of its kind. Prior to its acquisition by Response Genetics, the test generated rapidly growing sales including 2012 sales dollar volume in the mid-seven figure range.

The identity of most tumors can be determined using traditional methods. However, when tumors are poorly differentiated or metastatic with no clear primary origin, providing a definitive diagnosis is usually very difficult or nearly impossible to determine. It is estimated that up to 150,000 newly-diagnosed cancer patients annually, in just the U.S., may have a tumor for which the site of origin is uncertain after the initial diagnostic workup.

“Hard-to-identify tumors pose a significant clinical problem,” said Thomas Bologna, Chairman and Chief Executive Officer of Response Genetics. “The traditional approach – iterative rounds of testing – may take weeks and still not definitively identify the type of cancer present. This proprietary gene expression approach that we acquired reduces the time to diagnosis and increases physicians’ probability of reaching a definitive diagnosis, a necessary step in therapy selection, and it is well accepted that minimizing the waiting time before treatment maximizes patient outcomes.”

Mr. Bologna added, “This acquisition is consistent with our goal to rapidly grow Response Genetics both organically and through a series of acquisitions. Acquiring the assets of Pathwork Diagnostics adds proprietary, Medicare reimbursed content that we believe addresses the needs of both pathologists and oncologists, further expands both our technology and testing base, leverages our current infrastructure well and most importantly adds to the top line growth of our Dx business.”

For further transaction details, please refer to the Company’s Form 8-K related to the transaction that will be filed with the Securities and Exchange Commission no later than August 29, 2013.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to strengthen and expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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